Exhibit 10.24

COLUMBIA LABORATORIES, INC.
INCENTIVE PLAN

1.	Plan Objectives
The objectives of the Columbia Laboratories Incentive Plan are to:

•	Encourage and reward Participants for achievement of the Company’s financial, tactical and strategic objectives;

•	Reinforce a strong performance orientation with variability in awards based on individual contribution and teamwork; and

•	Provide a fully competitive compensation package that will attract, reward and retain high caliber employees.

2.	Plan Year
The Plan year is the Company’s fiscal year, January 1 through December 31.

3.	Eligibility and Participation
In general, active exempt and non-exempt employees as of March 1 of the Plan year are eligible to participate in the Incentive Plan. Employees who are eligible for another term incentive plan (e.g., sales incentives) are not eligible to participate. Participants who are hired after February 28, but before October 1, of the Plan year are eligible for a pro-rated incentive award based on their hire date. Participants hired on or after October 1, of the Plan year are not eligible to participate that Plan year.

To be eligible for an incentive award, a Participant must be actively employed on the date of distribution of awards for the Plan year. The following are exceptions to this general rule:

•
If a Participant leaves the Company before the award distribution date for any of the following reasons, he or she will be eligible to receive a pro-rated target award based on the period of active employment during the year:

o	Retirement with the consent of the Company
o	Inability to perform the work as a result of injury, ill-health or disability
o	Death in service

•
A Participant who takes an unpaid leave of absence (such as NJFLA) will be eligible for a pro-rated award for the period of active employment during the plan year. A Participant who begins an unpaid leave of absence and does not return prior to December 31 will be eligible for a pro-rated award upon return to work.  Participants who do not return to work will not be eligible for an award.

Exhibit 10.24

4.	General Approach
•
Each eligible Participant has an individual incentive target that is expressed in units as a percentage of base salary.   Individual  incentive targets are established on the basis of position level and are higher for positions of greater responsibility..

•	Performance criteria and relative weightings of each corporate goal are approved annually by the Compensation Committee and the Board of Directors.

•
Each year the funding of the annual incentive pool is determined by the Compensation committee on the basis of attainment of each of the financial and strategic goals for the fiscal year, and then finally determined by the Board. The total number of units in the pool may be more or less than the target incentive pool based on Company performance.

•	Individual awards will take into account performance against individual objectives and within the context of the overall annual incentive fund available for awards.

5.	Individual Incentive Targets
The following incentive targets (expressed in units as a percentage of annualized base salary) will apply to participants in the Plan based on their position and level of responsibility in the Company.*

Position	Incentive Target
Officer	30%
Executive Director Senior Director Director	25%
Associate Director	20%
Senior Manager Manager	15%
Supervisor Administrator	10%
Non-exempt	4%

The incentive targets for the President and Chief Executive Officer; Senior Vice President, General Counsel and Secretary; and  Senior Vice President, Chief Financial Officer and Treasurer are governed by their respective employment agreements.

6.	Funding Criteria
The incentive pool is based upon the sum of all eligible Participants’ incentive targets multiplied by the Board approved funding level (0% - 125%).

Exhibit 10.24

7.	Determination of Annual Incentive Pool
The annual incentive pool is initially determined by the Compensation Committee of the Board of Directors on the basis of the following: the attainment of the financial and strategic goals for the Plan year as established by the Board of Directors; competitive economic factors; the regulatory environment; the timely and successful development of products; the Company’s exposure to product liability and other lawsuits and contingencies; market and customer acceptance and demand for the Company’s pharmaceutical products; reliability of supply of the Company’s pharmaceutical products by contract manufacturers; product recalls; relationships with significant customers; reimbursement policies of third party payors; and general economic conditions. The annual incentive pool is finally determined by the Board of Directors.
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The total amount of the incentive pool sets the maximum that may be paid out in the total awards to all individual Participants.

8.	Calculation of Individual Awards
To determine a Participant’s actual award once the incentive pool funding percentage is approved, involves two calculations:  (a) determination of the Participant’s target award, and (b) application of the individual’s performance factor.

(a)	Determination of the Participant’s target award

The target award for the individual Participant is determined using the following formula:

Annualized salary x position award target x pool funding percentage = target award in units

Example:  Salary of $75,000 x position target award of 15% x pool funding percentage of 110% = target award of 12,375 units.

Note that the target award is based on a Participant’s salary and position level in effect on December 31 of the Plan year.

(b)	Application of individual’s performance factor

As a result of the annual performance review, each Participant receives an overall performance rating.  The rating reflects how well the individual performed against his or her personal objectives and the Company objectives.

Using the following table as a guide, the individual’s target award (as determined in (a) above) may be modified to reflect his or her overall performance rating.

For example, assume that the Participant whose target award is 12,375 units has a performance rating of exceeds expectations.  The manager may recommend an award ranging from 12,375 units (100%) to 15,469 units (125%) to reflect individual performance.  If that individual’s rating is meets expectations, the award range would be 9,281 units (75%) to 12,375 units (100%).  Any individual with a rating of below expectations will not receive an award.

Exhibit 10.24

Overall Performance Level Against Individual and Company Objectives	Award Guideline (% of Target Award)
Exceeds expectations	125 - 150%
High-Meets expectations	100 - 125%
Meets expectations	75 - 100%
Low - Meets expectations	0 - 75%
Below Expectations	0%

The sum of all individual awards may not exceed the overall incentive pool allocated to the Company, as explained in section 7 above.

9.	Payments of Awards
The form and timing of awards is at the discretion of the Company, but these will be made to participants on or before March 15 following completion of the fiscal year.  If awards are made in the form of option grants, each unit awarded will be equal to a number of options as determined by the Compensation Committee of the Board in its sole discretion. Cash payments, if any, will be made after the deduction of withholdings required by law or as authorized by the recipient.

10.	Plan Administration
The Company has complete discretion regarding all aspects of the Incentive Plan’s implementation and administration, and may change the Plan in whole or in part or eliminate the Plan entirely at any time.

The decision as to whether or not a Participant is eligible to receive an award under the Plan rests solely with the Company, which also reserves the right to forego awards or make reduced awards.  The Company’s determination will be final and binding.

Participation in this plan does not in any way whatsoever create a contractual relationship between the Participant and the Company.

The impact of any award made under the Plan on other employee benefit programs will be governed by the terms of those programs.

The Plan is managed by the Compensation Committee of the Board of Directors.  The Committee has full power and discretion to interpret and administer the Plan.